Form N-SAR,
Sub-Item 77Q1(d)
Copies of any constituent
instruments defining the
rights of shareholders


Nuveen California AMT-Free Municipal Income Fund
811-21212


The Registrant has added a preferred share class, as stated in the Statement Establishing and Fixing the Rights and Preferences of
Institutional MuniFund Term Preferred Shares, containing a description of the securities. A copy of such Statement is attached to the N-SAR filing for the Registrant under Sub-Item 77Q1(a) and it is herewith incorporated by reference to Sub-Item 77Q1(d).